Exhibit 10.8

Certain confidential information contained in this exhibit have been omitted by means of redacting a portion of the text and replacing it with [***], pursuant to Regulation S-K Item 601(b)(10) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from this exhibit because it is: (i) not material; and (ii) the registrant treats such information as private or confidential.

LICENSE AND API SUPPLY AGREEMENT

This LICENSE AND API SUPPLY AGREEMENT (hereinafter referred to as the “Agreement”) is effective as of 6th November 2025 (hereinafter referred to as “Effective Date”)

Between:

A.	PELTHOS THERAPEUTICS INC. (hereinafter referred to as the “Company”) a company incorporated and registered in Nevada, located at 4020 Stirrup Creek Drive, Suite 110, holder of Tax identification Number FEIN: 86-3335449.

B.	FERRER INTERNACIONAL, S.A., with its head office at Av. Diagonal, 549, 5th, floor, 08029 Barcelona (Spain), with Tax Identity Number and INTERQUIM, S.A.U. (hereinafter solely referred as “Interquim” and jointly with Ferrer Internacional, S.A. referred to as “Ferrer”), incorporated and registered in Spain, located at C/ Joan Buscallà 10, 08173, Sant Cugat del Vallès (Barcelona) with Tax Identity Number A-08536476.

The Company and Ferrer are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

TAKING INTO CONSIDERATION:

1.	That Ferrer Internacional, S.A. acquired certain Know How and IP rights through a License Agreement with the company Toyama Chemical Co., Ltd. (the “Toyama License”), which grants Ferrer an exclusive license, with the right to sublicense such rights to third parties , and is also the owner of certain patent rights; and

2.	That Ferrer is the holder of the Marketing Authorization of the End Product (as defined below) in the Territory (as defined below); and

3.	That Interquim (which it is an affiliate of Ferrer Internacional, S.A.) is engaged in the manufacture and supply of the API (as defined below) and has the adequate technology necessary for its manufacture and supply; and

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4.	That the Company enjoys a strong reputation in the Territory (as defined below), possesses the requisite scale, presence and infrastructure to perform pursuant to this Agreement; and

5.	That after evaluating the properties of the End Product, the Company is interested being supplied with API to use such API to for the Exploitation (as defined below) of the End Product in the Territory; and

6.	Interquim is willing to sell API (and associated rights in the API) to the Company, for the purpose described in this Agreement and upon the terms and conditions set forth herein, and Ferrer Internacional, S.A. is interested in granting a license to the Company under the Ferrer Technology (as defined below) for the exclusive right to Exploit the End Product in the Territory;

NOW THEREFORE, the Parties agree the following:

Article 1 – Definitions

In this Agreement the following terms and expressions have the following meaning it being understood that words denoting the singular include the plural and vice versa, all of it unless the context otherwise requires.

1.1	“Active Pharmaceutical Ingredient” or “API” or “Substance” means quinolone antibiotic (currently marketed under the name Ozenoxacin).

1.2	“Affiliate” means with respect to either Party any person, partnership, company or other entity which, directly or indirectly, Controls, is Controlled by or is under common control with such Party. “Control” means direct or indirect ownership or control of more than fifty percent (50%).

1.3	“Agreement” shall mean this License and API Supply Agreement, together with all Exhibits and Schedules thereto, as the same may be amended or modified from time to time in accordance with the terms hereof.

1.4	“End Products” means any and all pharmaceutical or medicinal products containing the Substance, either as a sole active ingredient or in combination with any other therapeutically active ingredients, for human use, including for treatment of topical bacterial infections, for example, impetigo, but expressly excluding any pharmaceutical preparations for ophthalmic use and/or the use of the API for ophthalmic indications.

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1.5	“Exploit” or “Exploitation” means manufacture, have manufactured, develop, promote, market, distribute, use, sale, have sold, import, export, or other commercialization.

1.6	“Ferrer Know-How” shall mean all Know-How in any case owned or controlled by Ferrer of any of its Affiliates during the term of this Agreement that is necessary or useful for the Exploitation of the API or the End Products, including, without limitation, all Know-How licensed pursuant to the Toyama License.

1.7	“Ferrer Patent” shall mean the Patents listed in Annex 1.V, including without limitation all Patents owned or controlled and/or later filed by or later issued or licensed to Ferrer during the term of this Agreement or after its termination, that claim or cover inventions necessary or useful for the Exploitation of the API or the End Products, including, without limitation, all Patents licensed pursuant to the Toyama License.

1.8	“Ferrer Technology” shall mean, collectively, the Ferrer Patents and the Ferrer Know-How.

1.9	“Ferrer Trademark” shall mean the Trademarks listed in Annex 1.IV, including without limitation all Trademarks owned or controlled and/or later filed by or later issued or licensed to Ferrer during the term of this Agreement or after its termination, that are necessary or useful for the Exploitation of the API or the End Products, including, without limitation, all Trademarks licensed pursuant to the Toyama License.

1.10	“GMP” or “cGMP” means the current Good Manufacturing Practices, as amended from time to time, as currently notably defined in ICH Q7 “Good Manufacturing Practice for Active Pharmaceutical Ingredients”, the ICH-guidelines “Guidance for Industry, Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients: Questions and Answers”, the US “Code of Federal Regulations, Title 21: Part 11, 210 and 211 Current Good Manufacturing Practice” and EU GMP Guide Part II “Basic requirements for Active Substances used as Starting Materials” including its Annexes and other quality related regulations applicable to the Substance, all as amended from time to time.

1.11	“Health Registration” shall mean all registrations with and approvals from the relevant Governmental Authority necessary to market, sell and otherwise distribute the End Product in the Territory, including the technical, medical and scientific licenses, registrations, authorizations and/or approvals of such End Product (including any marketing authorizations, pricing approvals, reimbursement approvals, and labeling approvals, as applicable). With respect to the United States, the term “Health Registration” shall include, as applicable, an “Investigational New Drug Application” or a “New Drug Application,” as defined in 21 C.F.R. Part 312 and 21 C.F.R. Part 314 respectively, for such End Product, as amended or supplemented from time to time.

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1.12	“Improvements” shall mean all uses, inventions, modifications and discoveries, innovation, enhancement, improvement, whether patentable or not, related to the API and/or the End Products, discovered or conceived of by or on behalf of the Company or Ferrer (or their respective Affiliates), or by the Parties jointly, that may improve the marketability, safety or efficacy of the Products or which enable the API or the End Products to be Exploited more efficiently or at a lower cost, acquired or conceived during the life of this Agreement.

1.13	“Initial Term” shall mean a period of [***] as of the Launch Date in the Territory.

1.14	“Intellectual Property Rights” shall mean all of the following worldwide intangible legal rights, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) Patents; (ii) rights associated with works of authorship, including copyrights, copyright applications and copyright registrations; (iii) Trademarks; (iv) Know-How; and (v) all other intellectual or proprietary rights anywhere in the world. For clarity, all Company manufacturing Know-How shall be Intellectual Property Rights of Company.

1.15	“Know How” means information relating to the processes, techniques, regulatory data, method of manufacture and quality control, formulation and medical use of the Substance, including that information relating to the tolerability, safety and efficacy of the Substance, such as toxicological, pharmacological, clinical and chemical data and specifications of the Substance and the End Product. In particular, Know How shall include any and all confidential information and tangible materials, including, but not limited to, ideas, discoveries, inventions, improvements, information relating to the know-how, method of manufacture and quality control, formulation and medical use of the API and the End Products, including information relating to the tolerability, safety and efficacy of the API and/ or the End Products, such as toxicological, pharmacological, clinical and chemical data and specifications of the API and the End Products, trade secrets, information relating to the data, instructions, expert opinions, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, clinical and other data and information relating to the use or the sale of the End Product and/or the API, information not generally known and/or relating to the API or the End Product, and databases, practices, methods and information relating to the processes, specifications and techniques relating to, or associated with, the API and/ or the End Product.

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1.16	“Launch Date” means the date of the commercial invoice that reflects Ferrer’s first sale of Substance to the Company for the purpose of marketing any End Product in the Territory.

1.17	“Law(s)” means all applicable laws, statutes, ordinances, rules, regulations, directives, orders, judgments, decrees, or other legal requirements of any governmental authority, including, without limitation, those relating to the development, manufacture, packaging, labeling, handling, transportation, distribution, import, export, storage, marketing, sale, use, or disposal of the API or any End Products, as well as applicable anti-corruption, anti-bribery, competition, environmental, health, and safety laws (including, as applicable, the U.S. Food, Drug, and Cosmetic Act, the U.S. Federal Food, Drug, and Cosmetic Act, the European Union’s pharmaceutical directives and regulations, and any laws relating to cGMP, GLP, or GCP).

1.18	“License” shall mean Company’s right to Exploit the End Products including the API in the Territory for human use under the Ferrer Technology.

1.19	“Marketing Authorization” shall mean the new drug application (“NDA”) filed with the Regulatory Authority in the Territory with respect to the End Products, including New Drug Application No. 208945, filed with the FDA on June 23, 2016.

1.20	“Net Sales” shall mean, with respect to the End Products for the specified period, gross amount invoiced, billed or otherwise recorded for sales of the End Product anywhere in the Territory during such period by or on behalf of the Company, its Affiliates and/or sublicensees to a Third Party in an arms-length transaction less the following amounts, accrued in accordance with GAAP applied on a consistent basis; provided that, any given amount may be taken as a permitted deduction only once:

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a)	any and all credits for End Products returns in the Territory, including, but not limited to, credits for returned, unsold or short-dated End Products, allowances granted or included in the invoice, recalls, cash discounts, customer program accruals (overbills, administrative fees, third party rebates, sales brokerage and volume rebates), consignment sales, wholesaler and retailer fees, other adjustments and rebates, including, but not limited to, Medicaid and other state or governmental rebates, charge backs, floor stock adjustments, amounts corresponding to usual and customary retroactive price reductions actually taken, and similar items that may be estimated in accordance with GAAP;

b)	any receivables that have been included in gross sales and are deemed to be uncollectible to according to GAAP. Such bad debt deduction shall be applied to Net Sales in the period in which such receivables are reserved for and shall be exclusive of any bad debt or uncollectible receivables unrelated to the End Products; and

c)	any other usual and customary gross to net sales deductions for pharmaceutical products in the Territory.

With respect to sales of an End Product invoiced in U.S. dollars, Net Sales shall be determined in U.S. dollars. With respect to sales of an End Product invoiced in a currency other than U.S. dollars, Net Sales shall be determined by converting the currencies at which the sales are made into U.S. dollars, at rates of exchange determined in a manner consistent with the Company’s method for calculating rates of exchange in the preparation of the Company’s annual financial statements in accordance with GAAP as consistently applied.

1.21	“Patent” shall mean any of the following, whether existing now or in the future anywhere in the world: any issued patent, including any inventor’s certificate, patent applications, supplemental protection certificate, including any division, continuation, continuation-in part, substitution, registration, renewal, any pending application for any of the foregoing, reissue, extension, confirmation, re-examination, revalidation or registration thereof and any patent issuing thereon, utility models (where applicable), including any substitute, renewal or any like governmental grant for protection of inventions, provisional and converted provisional application, re-examination and registration of foreign counterpart thereof.

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1.22	“Specifications” means the specifications for the Substance as set forth in Annex 2.

1.23	“Regulatory Authority” means any regulatory or governmental authority, competent for approvals, licenses, registrations, marketing authorizations, reimbursement decisions, variations and/or safety issues with respect to the Substance and/or medicinal products, including the End Products.

1.24	“Territory” means the United States of America, Puerto Rico and the U.S Virgin Islands.

1.25	“Third Party” means any person or entity other than Ferrer, Interquim or the Company.

1.26	“Trademark(s)” means trademarks, service marks, trade dress, and trade names, whether registered or not, pending applications to register the foregoing, and common law trademarks, service marks and trademarks, designs, logos, and other designations of origin, together with the goodwill symbolized thereby.

Article 2 – Grant of Rights

2.1	Ferrer, subject to the terms and conditions hereof, grants to the Company, under the Ferrer Technology the exclusive (even as to Ferrer), sublicensable, royalty-bearing license to Exploit the Substance in connection with the Exploitation of the End Product in the Territory, and the Company hereby accepts such appointment. Ferrer shall allow the Company and its Affiliates and sublicensees to cross reference Ferrer’s (and its Affiliate’s) regulatory filings (such as a drug master file) and such other regulatory submissions controlled by Ferrer (or its Affiliates) applicable to such Substance and/or the manufacture thereof, as the case may be. Ferrer shall also supply analytical test methods and other testing know-how including method validation required to perform release testing or other testing as may be required by the applicable Regulatory Authority and, upon request by Company, provide Company and its Affiliates and its sublicensees (including any End Product CMO), within [***] of such request, appropriate quantities of reference standards related to such Substance in order to facilitate its testing. For the avoidance of doubt, the foregoing license does not grant to the Company any rights to Toyama’s patents or know-how to the extent Ferrer has not received such rights from Toyama.

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2.2	Furthermore, the Company, subject to the terms and conditions hereof (including, but not limited to, Article 6), shall purchase from Interquim all its needs of Substance exclusively from Interquim or its designee. For the avoidance of doubt, it is clarified that Interquim shall be free to commercially exploit the same and a similar Substance either by itself or through its Affiliates and/or supply the Substance to Third Parties for sale into the Territory, during the Initial Term of this Agreement and thereafter for purposes outside of the exclusive license granted to Company.

2.3	In addition to the above, Ferrer grants to the Company the exclusive, royalty-free, sublicensable license to use the Ferrer Trademarks (as described in Article 11) for the purpose of marketing, distributing, promoting and selling the End Product in the Territory.

2.4	During the Term, Ferrer agrees that it (and its Affiliates) will not manufacture or supply any End Product (or any similar product containing API) for itself or for any other person or entity (other than for Company and its Affiliates) in the Territory, nor shall Ferrer or its Affiliates solicit, initiate, propose, negotiate or enter any agreement with a third party with respect to the foregoing, in any case without Company’s prior written consent (provided that the foregoing will not limit the right for Ferrer to enter into any agreement to assign or novate this Agreement to a third party in accordance with Section 15.2 without any written consent).

Article 3 – Consideration

3.1	Upfront Payment. Upon the Company’s receipt of the initial quantity of API purchased pursuant to Section 5.4, where such API strictly complies with all of the requirements and representations and warranties of this Agreement, the Company shall pay to Ferrer an upfront payment of one million two hundred thousand USD ($1,200,000) (the “Upfront Payment”).

3.2	Running royalties. In addition to the upfront payment, the Company shall pay to Ferrer a royalty of [***] based on Net Sales of the End Product by the Company, its Affiliates and Sublicensees until [***] (the “Royalty Term”).

3.3	Gross Revenue to Net Revenue Deductions. The Parties acknowledge that Company will target deductions and credits amounting to no more than [***] of the gross invoiced sales of End Products for purposes of calculating Net Sales (the “Target Deductions”). During the Royalty Term, on a quarterly basis, the Parties shall meet and discuss and review such deductions and credits. If the Company reasonably determines that total deductions and credits exceed the Target Deductions it shall notify Ferrer in writing, and such deductions and credits exceeding the Target Deductions shall be permitted unless Ferrer objects in good faith and on a commercially reasonable basis within [***] following receipt of such notice.

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For illustrative purposes only, the following table sets forth an example allocation of the Target Deductions. For the avoidance of doubt, the following table is not binding on either Party.

Category	Percentage	Description
Returns	[***]	Damaged and Dated Products
Rebates	[***]	Base Rebates and Enterprise Fees for Pharmacy Benefit Management
DSA Fees	[***]	Distribution Service Agreement Fees for Retail
CoPay Cards	[***]	Minimum Buy Down Cost for Patients at Pharmacy level
Total	[***]

3.4	During the Royalty Term, all running royalties shall be calculated and payable on a quarterly basis and running royalties shall be paid [***] following the end of each quarter. Each such payment shall be accompanied by a written report indicating the Net Sales during such quarter by End Products (including quantity of End Products) and a calculation of the royalties due. Royalties on Net Sales and all other amounts payable by the Company hereunder shall be paid by the Company in US Dollars to the bank account designated by Ferrer. Notwithstanding anything to the contrary in this Agreement, Company (with prior notice to Ferrer) may deduct and offset from any royalties or other amounts payable to Ferrer under this Agreement any damages, losses, costs, or expenses incurred by the Company arising out of or resulting from Ferrer’s or Interquim’s breach of this Agreement.

Additionally, the Parties agree to share exchange EUR/USD rate fluctuations covering the payment of royalties. More concretely, within the first [***] after every calendar year, Ferrer will calculate the average annual EUR/USD rate based on the EUR/USD rates published in the Financial Times on the last business day of every month. Such EUR/USD average rate will be compared with the rate applied in every invoice during the year. If, as a result of this reconciliation, there arises a difference above or under [***], the Parties agree to share the resulting amount on an equitable basis (i.e., fifty percent (50%) each). Ferrer will report the reconciliation to the Company for its acceptance and, after [***], issue an invoice which will be debited/credited in the next [***] by wire transfer into the accounts designated by the Parties.

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3.5	During the Royalty Term, the Company shall keep, and require its Affiliates to keep, complete and accurate records of the sale or other disposition of End Products. During the Royalty Term, Ferrer shall have the right, at its own expense and upon reasonable notice, for the period during which a running royalty is due to Ferrer and for [***] thereafter, to have an independent certified public accountant to whom the Company has no reasonable objection examine the previous year’s relevant books and records of account of the Company and its Affiliates selling End Products during reasonable business hours to determine whether appropriate payment has been made by the Company hereunder, provided, however, that if such examination reveals a discrepancy which is greater than [***] times the cost of the examination between the amount owing and the actual amount paid by the Company to Ferrer, then the Company shall be responsible for the costs associated with such examination. In all other cases, Ferrer shall be responsible for the costs associated with such examination. Any Company short-fall in the amount owing identified hereunder will fall due within [***] of being identified, along with interest accrued at [***] above the SOFR rate covering the period since the identified short-fall was originally due.

3.6	Taxes. All payments made under this Agreement shall be net prices and free and clear of any and all taxes (like sales and use taxes, consumption taxes, goods- and sale taxes or value added taxes or comparable taxes), duties, levies, fees or other charges, except for withholding taxes. Where any sum due to be paid to a Party hereunder is subject to any withholding tax, the Parties shall use commercially reasonable endeavours to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the paying Party shall deduct any withholding taxes from payment and pay such withholding or similar tax to the appropriate government authority. In any case the contracting party (to be defined by the contract) will apply for issuing the tax certificate of paid withholding tax at the tax authority and send this certificate in the original version to the other Party within [***] days following that payment. Any payments to Ferrer by the Company subject to withholding taxes shall be increased to such an extent as to allow Ferrer to receive the net amounts due under this Agreement as provided in Article 3. To the extent Ferrer is able to determine in its sole discretion that any taxes withheld reduced its Spanish income tax liability in the form of a foreign tax credit (“FTC Amount”), Ferrer will refund an amount equal to the FTC Amount back to the Company and will send a certification declaring the FTC Amount that reduced Ferrer’s tax liability on its Spanish income tax return.

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Cooperation and coordination: The Parties acknowledge and agree that it is the mutual objective and intent to minimize, to the extent legal, income and other taxes payable with respect to their collaboration efforts under this Agreement and that they shall use best efforts to cooperate and coordinate with each other to achieve such objective. If the fiscal or taxing authorities of any relevant jurisdiction assert that amounts are required to be withheld from the payments due to a Party hereunder, or the tax laws in one or more jurisdictions have changed so as to explicitly require such treatment, the Party made aware of such assertion or change in law shall inform the other Party within [***] and shall consult with the other Party regarding the consequences of such assertion or change.

Article 4 – DOSSIERS, KNOW-HOW AND REGULATORY APPROVALS

4.1	Ferrer shall and hereby does assign to Company, or its Affiliate, LNHC, Inc. (“LNHC”), ownership of all rights, title and interest in and to the Marketing Authorization. As soon as reasonably practicable (and in all cases within [***] following the execution hereof), Ferrer and Company or LNHC shall submit an application to transfer of ownership of the current Marketing Authorization to the Company or LNHC. Upon transfer, Company or LNHC shall maintain the Marketing Authorization in the Territory during the Term of this Agreement. The Company shall use its commercially reasonable efforts to assist Ferrer in the transfer of ownership of the Marketing Authorization providing any necessary documentation and other information in order for Ferrer to secure the transfer of such Marketing Authorization to Company or LNHC.

4.2	If additional investigations and studies are required by the Regulatory Authorities in the Territory, the Parties shall jointly analyse the situation and develop a plan to implement such investigations or studies. The costs of such investigations or studies shall be discussed in good faith and mutually agreed upon by the parties, and all clinical and scientific information arising out of such additional investigations and studies shall be the property of Ferrer and become part of the dossier. Once the Marketing Authorization has been effectively transferred to the Company or its Affiliate, the Company or its Affiliate shall have sole responsibility for maintaining it and shall assume any related fees and costs, including the applicable PDUFA fees (Prescription Drug User Fee Act).

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4.3	Ferrer will be responsible to provide to Company or its Affiliate a complete copy of the current Marketing Authorization for End Product in the Territory, including all files, data, documents, correspondence, submissions, supplements, and any other records, letters, or correspondence pertaining to interactions with the Regulatory Authority in the Territory and that is needed to maintain the Marketing Authorization and for the commercialization of the Substance or End Product. Such regulatory documentation shall be provided in an appropriate electronic format, where available. Ferrer shall provide the Company or its Affiliate, in a timely manner, all information in Ferrer’s possession or control concerning the Substance which is reasonably requested by the Company or its Affiliate, and which is reasonably necessary to meet the Company’s or its Affiliate’s regulatory obligations. Ferrer shall provide the Company or its Affiliate appropriate documentation authorizing the Company or its Affiliate to reference any Drug Master File for API and shall file such letter in the Drug Master File held by the Regulatory Authority in the Territory. Ferrer shall maintain the Drug Master File with the applicable Regulatory Authority in the Territory and shall ensure its “active status” is maintained and shall take reasonable efforts to defend the information in the Drug Master File in order to permit the Company or its Affiliate to maintain Marketing Authorization for the End Product in the Territory. The Parties shall promptly notify each other of any request by the Regulatory Authority in the Territory for samples of Substance or manufacturing batch records or any other information related to Substance.

4.4	The Company or its Affiliate shall immediately inform Ferrer of all decisions taken by the Regulatory Authorities relating to the End Products and/or the Marketing Authorization. Additionally, all communications regarding the Regulatory Approvals and the Marketing Authorization (excluding routine correspondence related to the general maintenance of such Marketing Authorization) received from or sent to by the Company or its Affiliate shall be forwarded to Ferrer within [***] from reception or sending.

4.5	Company’s Pharmacovigilance Responsibilities. The Company’s responsibilities for the End Product, which may be conducted by an Affiliate, include (i) receiving and processing all adverse experience reports with respect to the End Product, which reports will be processed in accordance with the Company’s standard operating procedures; (ii) obtaining follow-up information for all post-marketing adverse experience reports; (iii) regulatory and safety contacts with Regulatory Authorities in the Territory; (iv) production and submission of post-marketing periodic safety update reports to Regulatory Authorities in the Territory; and (v) production and maintenance of risk management plans, if applicable. Ferrer’s responsibilities include (x) owning and holding the global safety database; (y) ongoing safety signal detection for products including the Substance; and (z) providing information and data in a timely manner to facilitate submission of reports by the Company or its Affiliate to Regulatory Authorities in the Territory.

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Article 5 – SUBSTANCE SUPPLY PRICE

5.1	During the term of this Agreement, Interquim shall manufacture and supply to the Company, and the Company shall purchase all its requirements of API exclusively from Interquim (or its appointee). The Company (or its appointee) will manufacture and sell or cause to be manufactured and sold the End Products. For each delivery of Substance, the Company shall pay to Interquim a supply price which is indicated in Annex 1. Interquim shall have the right to suspend the performance of its obligations under this Agreement in the event any invoice issued by Interquim to the Company is not satisfied by the Company according to the terms and conditions of this Agreement.The Company shall place each order for the Substance by issuing to Interquim a firm purchase order in writing at least [***] prior to the first desired delivery date and in accordance with forecasting obligations under Section 6.1. Each purchase order shall be in the form stated in Section 6.4 and shall require Interquim’s express written approval.

5.2	Ferrer shall not subcontract any of its obligations hereunder (including to an Affiliate or Third Party), including any obligations to manufacture (including testing and supply of) the Substance, without the prior written consent of Company (in its sole discretion and which may be withdrawn at any time). With respect to any subcontracting permitted through this Agreement the signing Party shall remain fully responsible and liable for all obligations hereunder, and fully guarantees and warrants the related performance (in accordance with this Agreement) of any responsibilities so subcontracted and assumes full vicarious liability for any subcontractor performing any such obligations. Without limiting the foregoing, the subcontracting Party shall cause any and all such subcontractors (whether Affiliates or Third Parties) to comply with the terms and conditions of this Agreement (including with respect to any and all audit and inspection rights of the correspondent Party), and such subcontractors shall be so bound in writing.

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5.3	For each delivery of Substance, Interquim shall send an invoice to the address given by the Company on the purchase order, stating the amount due (including any applicable VAT). The Company shall pay to Interquim the total undisputed amounts stated in Interquim’s invoice by bank transfer within [***] from the maximum date in which the Company has confirmed the Substance delivered pursuant to such purchase order strictly complies with all applicable requirements set forth in this Agreement (in any case, such a date shall not be later than [***] from the invoice issuance date),Co with such payment to be made to the following Interquim bank account:

Name: Interquim S.A.

Bank: [***]

IBAN: [***]

SWIFT-BIC: [***]

5.4	Upfront Purchase. Promptly after the Effective Date, the Parties shall execute a purchase order for the initial supply from Interquim to the Company of [***] at a price of [***] (the “Upfront Purchase”). For clarity, the Upfront Purchase is not subject to Sections 6.1 and 6.4 and, notwithstanding anything to the contrary in this Agreement, the Upfront Purchase shall be delivered to Company in accordance with Section 6.8 and Section 7.4 within [***] of the Effective Date.

5.5	Additional Purchase Obligation. If the Company does not terminate this Agreement pursuant to Section 13.4, then after the [***] anniversary of the Effective Date, the Company shall immediately purchase the greater of (a) [***] kilograms of API and (b) the Company’s actual requirements of API for the next [***].

Article 6 – Forecasting, Orders and Delivery

6.1	Forecast. In order to enable Interquim to deliver all the purchase orders within the agreed time, the Company will give Interquim an initial [***] forecast of its requirements of Substance that the Company estimates for such [***] month period. Thereafter, on a monthly basis, the Company will give to Interquim an updated [***] forecast of its requirements of Substance that the Company estimates for such [***] period. For any [***] forecast, the first [***] of such forecast will be binding on the Company. The Company shall submit to Interquim purchase orders for the quantities of Substance required by the Company, as specified in the binding forecasted period. Interquim shall be obligated to manufacture and supply to the Company any quantities of Substance that are not in excess of the quantity forecast and shall use its commercially reasonable efforts to manufacture and supply to the Company any quantities of Substance required pursuant to its purchase orders, including up to [***] of the quantity forecasted.

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6.2	After the end of each contractual year and any subsequent year, the Company will submit a report stating its consumption of Substance realized in the preceding year.

6.3	Minimum Order Quantities. The Company shall submit purchase orders in writing equivalent to the Minimum Order Quantities (or multiples thereof) as stated in Annex 1.

Interquim shall make its best reasonable efforts to accept orders for quantities smaller than the respective Minimum Order Quantities or multiples of such (e.g. by combining them with orders from other clients in order to meet the required Minimum Order Quantities) (such order a “Short Order”). However, the Parties agree that Interquim’s delivery lead time shall not apply to such Short Orders and that the Parties will agree in writing to the delivery lead times applicable to such Short Orders on a case by case basis.

6.4	Confirmation of purchase orders. Each purchase order shall be in writing, and shall specify the quantity ordered, the price, the place of delivery and the delivery date, which shall be at least [***] after the confirmation by Interquim of such purchase order. Notwithstanding the indicated lead time, Interquim shall perform its best efforts in order to deliver within [***] after the confirmation by Interquim of such purchase order. Interquim shall, within [***] of receipt of a purchase order, accept such order and confirm to the Company the delivery date, provided that:

a)	with such purchase order, the Company is not exceeding the quantities forecasted according to the last forecast.

b)	the ordered quantities are in line with the applicable Minimum Order Quantities or multiples thereof, as stated in Annex 1.

c)	the order is placed with the agreed Supply Price.

For the avoidance of doubt, no purchase order shall be deemed accepted unless express confirmation in writing by Interquim to the Company (provided that Interquim shall do its best efforts to accept all purchase orders that comply with the terms and conditions set forth in this Section 6.4).

6.5	Changes of confirmed purchase orders. Interquim shall be free to accept or reject changes in already confirmed purchase orders (e.g. quantities). Where Interquim accepts such changes in already confirmed purchase orders, changes in already confirmed orders may be considered by Interquim as new orders subject to new delivery times.

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6.6	Cancellation of confirmed purchase orders. The Company acknowledges that a confirmed purchase order is a binding agreement subject to the terms and conditions of this Agreement.

6.7	The terms and conditions of this Agreement shall prevail over any terms and conditions contained in any purchase order.

6.8	Delivery. Delivery of Substance to the Company or its Affiliate or appointee shall be made DAP (Incoterms 2020). With each delivery of Substance, Interquim shall provide to the Company the delivery documents agreed with the Company. It shall be deemed that Interquim has delivered and transferred the risk of loss of the Substance as per the agreed Incoterm.

6.9	The Company shall follow proper use, handling, storage, inspection, maintenance and disposal practices with respect to Substance and in compliance with the applicable legal requirements and standards. The Company also undertakes to observe all precautions and instructions provided in writing by Interquim.

6.10	If for any reason not attributable to Interquim, the Company or its Affiliate instructs Interquim not to ship the Substance already manufactured or otherwise refuses to take delivery of shipped Substance or refuses that Interquim ships any Substance shipment manufactured by Interquim (pursuant to a Company’s confirmed purchase order), Interquim in addition to its other rights shall be entitled to charge a storage, handling and retention charges from the Company on account of such refusal.

6.11       Delay or Failure to Supply.

a)	Ferrer acknowledges the importance to the Company of an uninterrupted supply chain. Ferrer has taken steps, and throughout the Term shall take steps, to identify potential threats to its business and to implement a written and tested business continuity plan designed to maintain continuity of the enterprise under adverse conditions. Ferrer shall do its best efforts to promptly (and in any event within [***]) notify the Company in writing of any such potential threats that Ferrer identifies (only if it is aware of such potential threat), including, but not limited to, if Ferrer has reason to believe that it will be unable to deliver to the Company the full quantity of Substance forecasted to be ordered or actually ordered by Company. Upon request, Ferrer will provide a copy of its written business continuity plan to Company, and the Parties shall meet to resolve how to thereafter supply the Substance in a timely manner.

Execution Version

b)	Without limiting the foregoing or any other rights or remedies of the Company, if the Company at any time determines, in its sole discretion, that there is, or is reasonably likely to be (based on written materials or other information known by the Company and shared with Ferrer), a supply failure, then the Company shall have the right (but shall not be obligated) to manufacture (or have manufactured by an Affiliate or Third Party) the Substance as affected by such supply failure.

c)	In the event of a supply failure, Ferrer shall exercise diligent efforts to resume production as quickly as possible and shall notify the Company in writing upon resumption of production, whereupon it shall supply the Company with any modified requirements for the Substance as the Company may determine for the remaining Term.

d)	In the event of a supply failure, the Company shall have the right (at the Company’s option) to (i) either reduce or withhold its payments to Ferrer for any affected quantities of Substance not delivered or not meeting the applicable Specifications, (ii) receive a refund or credit from Ferrer for any amounts previously paid with respect to such non-delivered or non-conforming Substance, and (iii) cancel (or modify), without penalty, the forecasts and purchase orders for Substance upon written notice to Ferrer. In addition to the foregoing remedies, Ferrer shall pay to the Company a penalty equal to [***] of the purchase price for any Substance from the Upfront Purchase not timely delivered or non-conforming. The remedies in this Section shall be in addition to any other remedies available to the Company under this Agreement or at Law.

Article 7 – Manufacture and Quality

7.1	With respect to each shipment of Substance, Interquim shall provide the Company or its Affiliate with a certificate from Interquim’s quality assurance department that: (i) includes the results of quality control testing, including applicable analytical testing, in accordance with the Specifications; and (ii) indicates that Substance contained in such shipment (a) meets the Specifications (or shall list any confirmed deviations from the applicable Specifications), and (b) has been manufactured in compliance with this Agreement, the Specifications, the production process described in the Marketing Authorization and Drug Master File (the “Production Process”), and the applicable Quality Agreement. Interquim will use its established GMP/cGMP systems, registered, approved and certified by EMA (European medicines agency) and FDA (US Food and Drug Administration) to manufacture the Substance. Such certificate shall also include the lot number(s), the location of manufacture, date of manufacture and either a re-test date or expiry date for such shipment of Substance, as applicable.

Execution Version

7.2       Quality.

a)	Prior to receiving API, Ferrer and the Company or its Affiliate shall enter into an agreement setting forth the API Specifications and each Parties’ responsibilities with respect to cGMPs, certain technical and logistical matters related to manufacturing, packaging, storage and quality control and assurance (the “Quality Agreement”). In the event of a conflict between this Agreement and the Quality Agreement, the terms of the Quality Agreement shall prevail for matters of quality only and this Agreement shall prevail for all other matters, including business, legal, and financial issues.

b)	With respect to each shipment of API, Interquim shall provide the Company or its Affiliate with a certificate from Interquim’s quality assurance department that: (i) includes the results of quality control testing, including applicable analytical testing, in accordance with the Quality Agreement; and (ii) indicates that API contained in such shipment (A) meets the API Specifications, and (B) has been manufactured in compliance with this Agreement and the Quality Agreement. Interquim will manufacture the API using its established cGMP systems, registered, approved and certified by the FDA (US Food and Drug Administration) and any other applicable Regulatory Authority at the time of manufacture. Such certificate shall also include the lot number(s), the location of manufacture, date of manufacture and either a re-test date or expiry date for such shipment of API, as applicable.

7.3	Change Requests.

a)	Ferrer shall not amend, change or supplement any of the following without the Company’s prior written consent (in its sole discretion) except in accordance with the Quality Agreement: (i) the End Product Specifications; (ii) the API; (iii) the API Specifications; (iv) except as expressly permitted under this Agreement, the source of the API; (v) the test methods used in connection with the manufacturing of the End Product or API; (vi) the process for manufacturing the End Product or API; (vii) any test methods used in release of Product and/or API; and/or (viii) the Drug Master File for API filed with the Regulatory Authority in the Territory. Ferrer shall ensure that any change in any of the foregoing shall, in each case, complies with the Quality Agreement, cGMPs and all other applicable Laws, and should be made in accordance with the remainder of this Section 7.3 (each a “Quality Change”).

Execution Version

b)	Required Manufacturing Changes. Each Party shall give the other Party prompt written notice prior to any changes to the End Product Specifications or API Specifications, process of manufacturing, or other change contemplated by this Section 7.3, with respect to the End Product or API which is manufactured hereunder, in each case that are required by a Regulatory Authority, cGMPs, or applicable Laws (collectively, “Required Manufacturing Changes” and, together with “Quality Changes”, the “Permitted Changes”). The Parties shall use commercially reasonable efforts to promptly implement such Required Manufacturing Changes. The Parties shall ensure that any change in any of the foregoing shall, in each case, comply with cGMPs and all other applicable Laws, and should be made in accordance with the remainder of this Section 7.3.

c)	Notwithstanding Sections 7.3(a) and (b), in the event that Ferrer makes a Permitted Change, until such time as Ferrer has obtained all regulatory approvals for the applicable Permitted Change and has fully implemented such Permitted Change, Ferrer shall continue to supply API to Company in accordance with the then-current API Specifications; provided that no Regulatory Authority has objected to or otherwise prohibited such continued API manufacture and supply.

d)	Ferrer shall reasonably provide to the Company or its Affiliate supporting data and other information in order to permit Company to amend its (or its Affiliate’s or designee’s, as applicable) Health Registration to reflect changes to the End Product Specifications or the process for the manufacturing of the End Product (or other change contemplated by this Section 7.3, as applicable) undertaken in accordance with this Section 7.3 and shall otherwise cooperate in good faith with Company or its Affiliate to comply with all regulatory obligations arising out of such changes.

Execution Version

e)	The costs of implementing any of the changes referred to in this Section 7.3 shall be shared by the Parties as follows: (i) costs of implementing changes proposed by Ferrer that are not required by applicable Law, shall be borne solely by Ferrer; (ii) costs of implementing changes proposed by the Company that are not required by applicable Law, shall be shared by the Parties in amounts to be agreed by the Parties prior to implementing any such changes; (iii) costs imposed on the Company resulting from Ferrer’s delay or failure to supply API as set forth in Section 6.11 shall be shared equally by the Parties; and (iv) costs of implementing Required Manufacturing Changes, shall be shared by the Parties in amounts to be agreed by the Parties prior to implementing any such changes; provided that, when amounts are to be shared by the Parties, the Parties shall, as expeditiously as possible, agree upon a written budget for, and allocation of the responsibility for, the costs of implementing such changes prior to undertaking such change (and, for clarity, none of the Parties shall be obligated to reimburse the other Party for any costs which are not in accordance with such budget). In all cases when the Parties are sharing costs of any such changes, either Party will use commercially reasonable efforts to minimize the costs associated therewith.

f)	The Parties shall cooperate in good faith to design a plan to resolve any API supply issues that may result from the changes contemplated by this Section 7.3. Without limiting the foregoing, to the extent any changes contemplated by the foregoing provisions of this Section 7.3 require regulatory approval or changes to regulatory approvals, Interquim shall continue to supply API to Company or its Affiliate or appointee in accordance with this Agreement based on the unchanged API Specifications or manufacturing process, as applicable, until all applicable regulatory approvals have been obtained or amended, unless otherwise agreed to by the Company in writing (in its sole discretion).

7.4	The Company or its Affiliate shall have the right, within [***] after receipt of each delivery of Substance, to analyze or have analyzed samples of the same in order to verify whether the delivery all delivered Substance complies with this Agreement, the applicable purchase order, the Specifications, and has no damage, defects, shortage, or does not have the minimum required shelf life (with such shelf life in all cases being no less than [***] from the date of delivery to the Company) (any such non-compliant Substance, “Defective Substance”). If, in Company’s or its Affiliate’s reasonable and duly justified opinion, such analysis reveals that any delivery has Defective Substance, the Company or its Affiliate will, within [***] upon receipt of such sample analysis, notify Interquim. If no notice is received by Interquim within [***] after any delivery of the Substance, such delivery shall be deemed correctly accepted by the Company.

Execution Version

In the event of a conflict between this Agreement and the Quality Agreement, the terms of the Quality Agreement shall prevail for matters of quality only and this Agreement shall prevail for all other matters, including business, legal, and financial issues.

7.5	In the event a given delivery of Substance is a Defective Substance, the Company or its Affiliate shall use commercially reasonable efforts to dispose of the Defective Substance in accordance with Interquim’s reasonable instructions at Interquim’s cost and expense. Interquim shall promptly replace at Interquim’s own cost the quantities of Defective Substance by a new delivery of Substance meeting the agreed quality standards within [***] of the Company’s notice of such defect; provided that the Company allows Interquim a reasonable period of time in which to evaluate the defect and Interquim agrees that such delivery of Substance is Defective Substance. Notwithstanding the foregoing, delivery of Defective Substance shall be considered a delay or failure to supply under Section 6.11.

If Interquim disputes that the Substance is Defective Substance, the disputed facts shall be finally determined by a mutually acceptable expert. In that case Interquim and the Company shall submit to the expert a sufficient number of samples of each production batch of such Substance for analysis. Such expert shall be chosen by the Parties within [***] upon request by either Party. The fees and expenses of such expert who shall act as an expert and not as an arbitrator shall be borne by the Party against which the expert’s decision is given. The expert’s decision will be definitive (absent manifest errors or gross negligence of such expert in assessing the matter).

7.6	Whenever a recall of the Substance and/or the End Product in the Territory is being contemplated for any reason, each Party shall, without prejudice to its obligations under any applicable Law in the Territory, promptly consult with the other Party with the view to deciding the appropriate action to take with respect thereto. Without derogating from the foregoing, the Company or its Affiliate shall have the sole right to institute any recall and/or withdrawal of the Substance and/or End Product in the Territory and sole control over any such recall or withdrawal; provided that such recall or withdrawal is not in conflict with any requirements of any Regulatory Authority or applicable Law.

Execution Version

The costs and expenses directly related to any recall and/or withdrawal of the Substance which is primarily due to acts or omissions on the part of the Company shall be borne by the Company. The costs and expenses directly related to any recall and/or withdrawal of the Substance which is primarily due to acts or omissions on the part of Interquim (including due to any Defective Substance) shall be borne by Interquim. Costs and expenses directly related to any recall and/or withdrawal of the Substance or End Product which is primarily due to governmental or regulatory act or intervention or to causes independent of the Parties and the manufacturing processes shall be equally shared by Interquim and the Company.

Article 8 – Warranties

8.1	Each Party (“Representing and Warranting Party”) represents and warrants to the other Party that as of the date hereof and of the Effective Date of this Agreement:

a)	The Representing and Warranting Party is a company duly organized, existing and in good standing, under the laws of its country of registration, as indicated in the beginning of this Agreement.

b)	The Representing and Warranting Party has full legal and corporate power and authority to enter into and perform this Agreement. This Agreement has been duly executed and delivered by duly authorized signatories of the Representing and Warranting Party. This Agreement is a valid and binding obligation of the Representing and Warranting Party, enforceable against the Representing and Warranting Party in accordance with its respective terms.

c)	The Representing and Warranting Party and its activities under this Agreement, will be in compliance in all respects with any and all applicable Law (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of any governmental authority, valid in the Territory.

d)	Except as otherwise provided in this Agreement, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other Person is required for the execution and delivery by the Representing and Warranting Party of this Agreement and the consummation by the Representing and Warranting Party of the transaction contemplated by this Agreement.

Execution Version

e)	Neither the execution and delivery of this Agreement by the Representing and Warranting Party, as the case may be, nor the consummation by the Representing and Warranting Party of the transaction contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of any governing or charter document, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award or any agreement binding upon the Representing and Warranting Party or its assets.

f)	The Representing and Warranting Party is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by the Representing and Warranting Party according to the terms of this Agreement will be a default, or whereby timely performance by the Representing and Warranting Party according to the terms of this Agreement may be prohibited, prevented or delayed.

g)	There is no action or proceeding pending or, to the knowledge of the Representing and Warranting Party, threatened against the Representing and Warranting Party before any court, arbitrator, administrative agency or other tribunal which could have a material adverse impact upon the Representing and Warranting Party’s right, power and authority to enter into this Agreement, to receive the rights granted to the Representing and Warranting Party, to grant the rights granted to the other Party or to otherwise carry out its obligations.

8.2	Ferrer and/or Interquim (as applicable) represent and warrant to Company that as of the Effective Date of this Agreement:

a)	At the time of Delivery of Substance, all of such Substance: (i) have been manufactured, stored and shipped in accordance with cGMPs and all other applicable Laws, the Production Processes, the Specifications and the applicable Quality Agreement; (ii) are not adulterated or misbranded under any applicable Laws; (iii) conform in all respects to the Specifications for such Substance; (iv) are not an article which may not, under any applicable Laws, be introduced into interstate commerce; and (v) be in good, usable and merchantable condition and fit for its intended purpose in End Products.

Execution Version

b)	Interquim has the appropriate skills, personnel, equipment, permits, and approvals necessary or useful to perform its obligations under this Agreement in compliance with applicable Laws (including cGMPs).

c)	To the best of its knowledge, it owns or has the right to use all Intellectual Property Rights necessary or useful to Exploit the Substance and the End Product as contemplated by this Agreement, and to otherwise carry out its activities hereunder, and to the best of its knowledge, (i) such Intellectual Property Rights do not infringe or misappropriate the Intellectual Property Rights of any Third Party and (ii) no Third Party is infringing or misappropriating its Intellectual Property Rights.

d)	Ferrer has provided Company with a true and correct copy of the Toyama License, and the Toyama License has a current expiration date of at least [***] from the Company’s launch in the Territory. The Toyama License is in full force and effect in accordance with its terms, and Ferrer shall do its best efforts to keep the Toyama License in full force and effect for the duration of the license. The only in-license relevant to the Exploitation of the End Products as of the Effective Date is the Toyama License.

e)	Ferrer is not in breach of and will not intentionally breach or terminate or allow intentionally the expiration of the Toyama License without cause. In the event that Ferrer receives notice of breach or termination or expiration of the Toyama License or otherwise receives any information indicating that the Toyama License may be terminated or expire, Ferrer will promptly notify the Company of such notice or information. In the event of any such breach, Company shall provide all reasonable cooperation and assistance in connection with such breach if required by Ferrer in order to cure the breach and Ferrer will permit the Company to step in and cure such breach on Ferrer’s behalf if requested by the Company and accepted by Toyama. If the Toyama License is terminated for any reason or expires, Ferrer shall use reasonable efforts to cause the licensor(s) thereunder to grant a direct license under the licensed Intellectual Property Rights to the Company containing similar terms and conditions.

f)	After giving effect to this Agreement, there exist no breaches, defaults or events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify the Toyama License. Ferrer has not transferred or granted, and Ferrer shall not transfer or grant, to any other Person any license or other interest in the Toyama License that would conflict with the rights and licenses granted to Company herein. Without limiting the foregoing, Ferrer has obtained prior to the Effective Date such consents as may be required by the Toyama License to grant the rights to Company purported to be granted in this Agreement, in the form and substance acceptable to Company.

Execution Version

g)	It has the right to grant the licenses and other rights purported to be granted herein and has not granted to any Third Party any license or other interest in the Intellectual Property Rights (i) for the Exploitation of the End Products within the Territory or (ii) that would conflict with the licenses and interests granted to Company hereunder.

h)	It shall not conduct any development work, research, or other activities intended to create, or that result in the creation of, any Improvements, and shall not claim any rights in or to any such Improvements.

i)	Neither Ferrer, nor any officer nor director, nor, to their knowledge, employee nor agent thereof: (a) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any U.S. federal health care program, or (b) has been debarred, excluded or suspended under any Laws pertaining to the API or End Product. In the event of any such debarment, exclusion or suspension, Company may immediately terminate this Agreement (without payment by Company of any penalty or damages or further performance by Company of any kind) and Company may refuse delivery of any goods, technology or services regardless of any existing contractual obligation.

8.3	THE WARRANTIES SET OUT ABOVE ARE THE ONLY WARRANTIES GIVEN BY FERRER AND ARE MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED. ANY EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTIES, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AS APPLICABLE TO THE SUBSTANCE AND/OR TO THE END PRODUCT ARE HEREBY EXCLUDED INCLUDING ANY CONSEQUENTIAL OR INDIRECT LOSS OR DAMAGE TO GOODWIL OR LOSS OF MARKET SHARE, EXISTING OR PROSPECTIVE.

Execution Version

Article 9 – Indemnification

9.1	Except as otherwise specifically provided for in this Agreement, Ferrer and/or Interquim (as applicable) shall indemnify, compensate and hold harmless the Company and its respective directors, officers and employees from and against any third party claim, action, liability, loss, damages, costs and expenses (including reasonable attorneys’ fees) (hereinafter collectively referred to as “Damages”), incurred by or rendered against the Company arising, directly or indirectly, from any of (i) Ferrer and/or Interquim’s breach of this Agreement; (ii) wilful misconduct or negligence of Ferrer and/or Interquim; (iii) failure of the Substance to satisfy the representations, warranties or covenants in Article 8; (iv) breach of Ferrer and/or Interquim’s representations, warranties or covenants in Article 8; (v) Ferrer and/or Interquim’s breach of any statutory/legal obligations; or (vi) any infringement, alleged infringement, misappropriation or alleged misappropriation of any Intellectual Property Rights of a Third Party as a result of (a) by Ferrer and/or Interquim in the country of manufacturing of Ferrer and/or Interquim (i.e. Spain) or (b) the Company’s use of any Ferrer Trademarks; ; in each case, except to the extent such Damages result from matters contemplated in Section 9.2.

9.2	Except as otherwise specifically provided for in this Agreement, the Company shall indemnify, compensate and hold harmless Ferrer and their respective directors, officers and employees from any Damages incurred by or rendered against Interquim or any of its directors, officers and employees which result from or arise out of either (i) the negligence or willful misconduct of the Company; (ii) Company’s breach of this Agreement or any individual purchase order; (iii) Company’s breach of any statutory/legal obligations; or (iv) any injury or death of any person, and loss of or damage to property in any way caused by the promotion, use or sale of End Products by the Company; in each case, except to the extent such Damages result from matters contemplated in Section 9.1.

9.3	Each Party shall notify the other Party of any claim, action or demand being made against the notifying Party in respect of any matter for which the other Party is or may be liable hereunder (“Indemnity Claim”). The Parties agree to render each other reasonable assistance in the defense of any claim, action or demand made hereunder.

9.4	For the avoidance of doubt, neither Party shall be liable to the other Party and/or its respective directors, officers and employees for all and any: loss of business earnings, loss of anticipated sales, loss of profits, loss of the chance to make profit, loss of reputation or goodwill, loss of data or documentation, loss of opportunity, punitive damages, indirect, special or consequential damages, except in case of gross negligence or willful misconduct.

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Article 10 – Confidentiality

10.1	Confidentiality of information disclosed by or on behalf of one of the Parties hereto or any of its Affiliates (the “Disclosing Party”) to the other Party or any of its Affiliates (the “Receiving Party”) is governed by this Article 10.

10.2	All information, data and documents regarding the Substance, the End Products, and any other information, data, and documents disclosed by the Disclosing Party to the Receiving Party relating to the Disclosing Party’s business pursuant to or in connection with this Agreement which is marked or not as “confidential” or the like or which should be reasonably understood to be confidential (the “Confidential Information”) is deemed strictly secret and confidential.

Unless any written consent by the Disclosing Party or written agreement between the Parties provides otherwise, the Receiving Party must treat such Confidential Information as it would treat its own proprietary information, but shall apply in any event at least such degree of care as a diligent person would. The Receiving Party may not divulge or otherwise disclose such Confidential Information to any third party. The Receiving Party undertakes and ensures that such Confidential Information is not used for any purpose other than that set forth in this Agreement.

Confidential Information shall not include any information, data and documents that, as evidenced by competent proof:

a)	Is generally known to the public at the time of, or after disclosure hereunder becomes generally known to the public through no breach of this Agreement by or any fault of the Receiving Party, or

b)	Was already known to the Receiving Party or any of its Affiliates prior to disclosure by the Disclosing Party, as evidenced by means generally accepted in law, provided that such information, data or documents was not acquired/obtained directly or indirectly from the Disclosing Party or any of its Affiliates; or

c)	Was or is provided in good faith to the Receiving Party or any of its Affiliates by an independent third party, provided that such third party had lawfully acquired/obtained the information, data or documents and has the lawful right to disclose it, as evidenced by means generally accepted in law; or

Execution Version

d)	Was or is developed by or for the Receiving Party or any of its Affiliates independently of, and without reference to, any of the Confidential Information, as evidenced by means generally accepted in law.

10.3	The Parties may disclose, on a need-to-know basis, Confidential Information to their respective Affiliates, officers, directors, employees, consultants, and those of their respective Affiliates (“Related Parties”) and, the Company or any of its Affiliates, in addition may also disclose (having informed Interquim in advance) Confidential Information to Regulatory Authorities provided that (i) each Party shall be liable to the other for the non-fulfillment of such Related Parties’ confidentiality obligations and (ii) further provided that such Related Parties are bound by confidentiality and non-use obligations materially not less stringent than those set forth by this Article 10, which confidentiality and non-use obligations shall remain in force during the term this Agreement is in effect and thereafter, for as long as the Confidential Information is not part of the public domain by reasons other than by unauthorized act or omission by any Party (including its Affiliates and Related Parties).

Likewise, the Parties may disclose Confidential Information in court or administrative proceedings if such disclosure is necessary or useful to defend or pursue the respective action or administrative proceeding.

10.4	If the Receiving Party is required to disclose Confidential Information by an order of a competent court or administrative agency or by law, the Receiving Party shall be permitted to disclose Confidential Information to the extent required; provided, however, that the Receiving Party shall provide the Disclosing Party with notice of its intent to disclose such information in order to provide the Disclosing Party with the opportunity to safeguard such information. In the event that it is not possible to prevent such disclosure or the disclosure is not prevented for any reason whatsoever, the Receiving Party undertakes to disclose only that portion of the Confidential Information that is legally required to be disclosed.

10.5	Any Confidential Information exchanged between the Parties prior to the Effective Date shall be treated as Confidential Information pursuant to this Article 10.

Execution Version

Article 11 – Intellectual Property Rights

11.1	Each Party shall retain all rights in Know-How, Intellectual Property Rights, and such Party’s Confidential Information owned by such Party prior to this cooperation or developed independently during the duration of this Agreement (“Background IP”).

11.2	It is Company’s responsibility to evaluate and assess any possible intellectual property and similar rights of Third Parties (including patents, patent extensions - e.g. SPCs, PTEs, or PTAs - and any other intellectual property right) which may have the effect of preventing the import, use, possession, sale or distribution of the Substance and/or any End Product (“Third Party Rights”) in the Territory and decide whether to launch or not.

11.3	Accordingly, should the Company decide to launch before the expiry of any Third Party Right in the Territory, the Company will do so at its own risk as to cost and consequences.

11.4	Company grants to Ferrer (or its designee) a sublicensable license to any Company Improvements (and all Intellectual Property Rights associated therewith) to use such Company Improvements solely for the purpose of Exploiting the End Products outside the Territory. The foregoing license is exclusive and royalty free in the following countries Japan, Korea, China and Taiwan, and non-exclusive and royalty-bearing (at a royalty rate to be mutually agreed upon by the Parties) in all other countries outside of the Territory.

11.5	Technology Transfer. Promptly following the Effective Date, and at any time thereafter within [***] of Company’s or its Affiliate’s request, Ferrer shall provide and deliver to Company (and/or an End Product CMO) copies and embodiments of all Know-How and any other Intellectual Property Rights related to the End Products, including all such Intellectual Property Rights relating to the manufacturing of the End Products that is reasonably necessary or useful for Company or its Affiliates (and any End Product CMOs) to Exploit the End Products. Without limiting the foregoing, Ferrer will provide all reasonably requested assistance and support to enable Company or its Affiliates (and any End Product CMOs) to receive and use such Intellectual Property Rights.

Execution Version

In addition, upon request of Company or its Affiliates, from time-to-time during the Term, Ferrer shall provide reasonable technical assistance to Company or its Affiliates (and any End Product CMO), including providing resources and promptly responding to Company’s or its Affiliate’s requests, with respect to Company’s or its Affiliate’s (and any End Product CMO’s) receipt, adoption and establishment of the manufacturing process, including: (i) making available a reasonable number of appropriately trained personnel to provide, on a mutually convenient timetable, technical assistance with respect to such transfer; (ii) using commercially reasonable efforts to promptly assist Company or its Affiliates (and any End Product CMO) in obtaining all necessary regulatory approvals and/or modifying existing Health Registrations for the manufacture of the End Product by Company, its Affiliate and/or any End Product CMO; (iii) supplying analytical test methods and other testing know-how including method validation required to perform release testing or other testing as may be required by the applicable Governmental Authority; (iv) upon request by Company or its Affiliates, providing Company or its Affiliates (and any End Product CMO) with appropriate quantities of reference standards upon reasonable notice related to such End Product in order to facilitate its testing; and (v) providing all other information reasonably requested by Company or its Affiliates to address and respond to customer complaints, to perform analytical testing, to perform OOS, and to transfer eCTD files to Company’s selected publisher.

11.6	The Parties shall keep each other informed, on a complete and timely basis, about any claims, demands, actions and/or suits (among others, but not limited to, filling of a complaint, the receipt of a letter alleging infringement or merely offering a patent license) against them, in or out of court, alleging infringement of Third Party Rights in the Territory (“IP Claims”).

11.7	In the event that any Third Party makes or files an IP Claim against the Company and/or Interquim as a consequence of or derived from any activity carried out pursuant to this Agreement, Ferrer shall have the sole right to bring and control which of the Parties will take action with respect to such IP Claim or a common defence strategy. Both Parties shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party, at a sole’s Ferrer discretion. Both Parties will give each other all reasonable assistance required and needed. The Company will promptly notify in writing to Ferrer the full particulars of the IP Claim and will provide Ferrer with all the relevant documentation related to such IP Claim. If the IP Claim in the Territory is also received by Interquim, Interquim will immediately notify the Company. The Company will not be entitled to settle, in or out of court, any IP Claim without having obtained the prior written approval of Ferrer, whose approval will not be unreasonably withheld or delayed.

11.8	Trademarks. Ferrer or its Affiliate shall file, prosecute, maintain, and renew the Ferrer Trademarks at its own costs and expense in the Territory during the term of this Agreement.

Execution Version

The Ferrer Trademarks are property of Ferrer and Ferrer shall retain the ownership of the entire right, title and interest in and to them subject only to the rights granted to the Company pursuant to this Agreement. For the sake of clarity, all Intellectual Property Rights in such Ferrer Trademarks shall remain property of Ferrer.

The Company will market, distribute, promote and sell the End Product under the Ferrer Trademarks in the Territory. The Company shall have the right to use the Ferrer Trademarks as may be required by applicable Laws (or as may otherwise be reasonably necessary), including in connection with obtaining and maintaining Health Registrations for the End Product or in connection with marketing and sale of the End Product. Ferrer and the Company agree to notify each other in writing of any known or suspected conflicting use of Ferrer Trademarks or, and the application for registration or use of trademarks confusingly similar to the Ferrer Trademarks thereto, or of any known or suspected infringements or of unfair competition involving the Ferrer Trademark in the Territory, promptly after it acquires knowledge thereof. The Parties shall immediately consult on how to further proceed. The final decision whether or not and, as the case may be, how to defend or settle such a claim or proceedings regarding the Ferrer Trademarks shall be at the sole discretion of Ferrer. At the reasonable request from Ferrer, the Company shall cooperate with Ferrer and render commercially reasonable assistance in the defense of the Ferrer Trademarks. Company shall notify in writing of any infringement by Third Parties, known or suspected, in the Territory. Upon the expiry or sooner termination of this Agreement, this license shall automatically terminate.

11.9	Patent Prosecution. As between the Parties, Ferrer shall have the sole right to prepare, file, prosecute and maintain the Patents during the term of this Agreement. Ferrer will use commercially reasonable efforts to prepare, file, prosecute, defend and maintain all Patents. Ferrer shall provide Company reasonable opportunity to review and comment on such prosecution efforts regarding the Patents required for obtaining or maintaining Marketing Authorization in the Territory as follows: Ferrer shall promptly provide Company with copies of all material communications from any patent authority in the Territory regarding the Patents, and shall provide Company, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses Ferrer shall consider in good faith comments thereto provided by Company in connection with the prosecution of the Patents, but shall have the sole right to take the final decisions. For the purpose of this Section 11.9, “prosecution” shall include any post-grant proceeding in the Territory, including opposition, post grant review, and inter partes review proceedings.

Execution Version

11.10	Patent Enforcement. If either Party becomes aware of any existing or threatened infringement of any Patent in the Territory (“Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement.

Each Party shall share with the other Party all Information available to it regarding such alleged Infringement, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit to enforce the Patents against such Infringement at its own cost and expenses. Company shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in such Infringement. Ferrer shall cooperate in any such action (including joining as a party in any suit filed by Company if requested by Company) and shall have the right to join the action at a party at its own motion, in such case the Parties shall share the cost and expense of such enforcement action equally. If Company notifies Ferrer that it does not intend to commence a suit to enforce the applicable Patents against Infringement or to take other action to secure the abatement of such Infringement, then, to the extent that such Infringement is resulting from a Third Party’s use or sale of a product that competes with the End Products, Ferrer shall have the right, but not the obligation, to commence such a suit or take such action, at Ferrer’s cost and expense (provided that, if Company believes in good faith that the commencement of any such suit or action by Ferrer would reasonably be likely to have a negative impact on any similar action that Company is pursing against such person or entity, then Ferrer shall not have the right to commence such suit or action without the consent of Company). In such case, Company shall take appropriate actions in order to enable Ferrer to commence a suit or take the actions set forth in the preceding sentence. Neither Party shall settle any such suit or action in any manner that would negatively impact the Patents or that would limit or restrict the ability of Company to Exploit the End Products in the Territory without the prior written consent of the other Party, consent which will not be unreasonably withheld or delayed.

11.11	Recoveries. If a Party recovers monetary damages in an Infringement claim, suit or action brought under Section 11.10, such recovery shall be allocated first to the reimbursement of any documented expenses incurred by such Party in such enforcement action, and any remaining amounts shall be retained by the Party or Parties bearing the cost and expense of such enforcement action. In the case that the Company bears the costs and expense, all Recoveries shall be considered as Net Sales in terms of the payment of royalties.

Execution Version

11.12	Abandonment. Ferrer shall not abandon or allow to lapse any Ferrer Technology (including Ferrer Patents and Ferrer Trademarks) without providing at least [***] prior notice to Company, and in such event Company shall have the right assume the prosecution and maintenance of the Ferrer Technology (including Ferrer Patents and Ferrer Trademarks) at its own cost in the name of Ferrer and, at Company’s request, Ferrer will assign such Ferrer Technology (including Ferrer Patents and Ferrer Trademarks) to Company free of charge.

Article 12 – Audits

12.1	Interquim shall, while this Agreement is in force and upon [***] prior notice and informing within such period about the items to be examined, permit to the Company or its duly authorized representative/s or designated agent/s (such agents being reasonably acceptable to Interquim) and at any time any competent authority (e.g., FDA, EMA, etc.), to enter Interquim’s production facility where the Substance is being manufactured, to inspect and audit such Interquim’s production facility, the quality assurance procedures, the documentation and records, data, machinery, equipment and processes used or produced in the production, testing, quality control, quality assurance and dispatch of the Substance; provided, however, that the Quality Agreement shall supersede this Article 12 in the event of an audit for cause.

12.2	Either Party shall advise the other as soon as it is aware of that (but in no event less than [***] prior to a pre-notified or scheduled visit or inspection of its production facility) of any Regulatory Authority visit or inspection that relates to Substance distributed or used in the Territory, or any written or oral inquiries by any such Regulatory Authority concerning the Substance (including safety and efficacy claims). If such visit or inspection or inquiry is related to Substance distributed in the Territory, each of the Parties shall ensure that one or more representative(s) of the other (or its designees) is allowed to be present if requested by the corresponding Party. Interquim shall promptly (and in no event later than [***]) furnish Company or its Affiliate summaries of all reports, documents and correspondence with respect to any Regulatory Authority inquiries, visits or inspections of its production facility for Substance or otherwise related to the Substance, as well as a copy of each report, document and correspondence issued by or provided to any Regulatory Authority in connection with such request, visit or inquiry. Interquim and Company or its Affiliate shall consult with one another in an effort to arrive at a mutually acceptable response to the extent related to Substance. Without limiting the foregoing, any of the Parties shall furnish to the other, (a) within [***] after receipt, any report or correspondence issued by a Regulatory Authority in connection with such visit, inspection or inquiry, including any FDA Form 483, Establishment Inspection Report, or warning letter, and (b) copies of any and all responses or explanations to any Regulatory Authority relating to items set forth above prior to the submission of such responses or explanations to any Regulatory Authority by Interquim.

Execution Version

Article 13 – Term and Termination

13.1	This Agreement shall enter into force on the Effective Date and shall continue in full force and effect for a period of [***] following the Launch Date of the End Product unless earlier terminated pursuant to the mutual agreement of the Parties or any provision hereof (“Initial Term”).

Upon the expiration of the Initial Term, this Agreement will automatically renew on an annual basis, unless the Company provides prior written notice of termination to Ferrer at least [***] before the end of then-current term.

Notwithstanding anything herein to the contrary, this Agreement will be automatically terminated concurrently with the termination of the Toyama License; provided that Ferrer shall use reasonable efforts to extend the term of the Toyama License and, if the Toyama License is not extended, then Ferrer shall use reasonable efforts to cause the licensor(s) thereunder to grant a direct license under the licensed Intellectual Property Rights to the Company containing terms and conditions no less favorable to the Company than the terms of the Toyama License, that is to say without taking into consideration Ferrer’s patents on the End Product, and in the event the Company obtains such a direct license then Ferrer’s and its Affiliates’ shall do its reasonable efforts to supply the Substance exclusively to the Company within the Territory and exclusive fields in accordance with the terms and conditions hereof shall survive and remain in full force and effect for the duration of any such direct license (and any amendment or replacement thereof).

13.2	The Company shall have the right to terminate immediately this Agreement in its entirety and for all countries of the Territory by means of a written notification to Ferrer in the event that Ferrer has committed a material breach of this Agreement. If Ferrer does not remedy such material breach within [***] of its notification, or if it does respond and the Company is not satisfied with the response or the proposed remedy, such termination shall be without prejudice to any right of indemnification which the Company may consider itself entitled to.

Execution Version

The Parties agree that the expression material breach shall include but not be limited to (i) the breach of Confidentiality obligations and (ii) the breach of Representations and Warranties.

13.3.	The Company shall have the right to terminate this Agreement by giving a written notice thereof to the Ferrer if Ferrer applies for or consents to the appointment of a receiver, trustee or liquidator for all or a substantial part of its assets; admits in writing its inability to pay its debts generally as they mature; makes a general assignment for the benefit of creditors; is adjudicated a bankrupt; submits a petition or an answer seeking an arrangement with creditors; takes advantage of any insolvency law except as a creditor; submits an answer admitting the material allegations of a petition in bankruptcy or insolvency proceeding; has an order, judgment or decree entered by any court of competent jurisdiction approving a petition seeking reorganization of it or appointing a receiver, trustee or liquidator for it, or for all or a substantial part of any of its assets and such order, judgment or decree shall continue unstayed and in effect for a period of [***]; files a voluntary petition of bankruptcy or fails to remove an involuntary petition in bankruptcy filed against it within [***] of the filing thereof.

13.4	Starting in the [***] after the Effective Date, the Company shall have the right to terminate this Agreement by giving [***] prior written notice thereof to Ferrer; provided that the Parties first meet and confer in good faith to discuss the continuation of this Agreement and explore commercially reasonable alternatives to termination.

13.5	The Company shall have the right to terminate this Agreement immediately upon notice to Ferrer if Ferrer fails to deliver the Upfront Purchase within [***] of the Effective Date.

13.6	Ferrer shall have the right to terminate this Agreement upon [***] prior written notice to Company only if Company materially breaches this Agreement and such breach remains uncured for [***] days if such material breach was caused by Company’s gross negligence or willful misconduct.

Execution Version

13.7	Upon expiration or termination for any reason:

a)	All rights granted pursuant to this Agreement shall automatically terminate as from the date on which termination takes effect;

b)	The Company shall return free of charge to Ferrer all the granted Marketing Authorizations in the Territory or at Ferrer’s option, apply for a variation of the relevant Marketing Authorization/s for any End Product in the Territory in order to exclude Interquim as authorized API manufacturer; and

c)	Unless the Company terminates this Agreement for cause, the Company shall purchase from Interquim at the applicable supply price set forth in this Agreement any of the relevant Substance already ordered by the Company and manufactured but not yet delivered by Interquim on the termination date; and

d)	Receiving Party shall return to the Disclosing Party, without retaining any copy in any format or means, the applicable Confidential Information, and refrain from using it for any purpose whatsoever, and refrain from allowing third parties to do so. In particular, the Company commits to return to Ferrer all Confidential Information under its possession, Ferrer Technology and/or any other information or documentation that may be owned by Ferrer or furnished by Ferrer.

13.8	Termination or expiration of this Agreement, for whatever reason, shall be without prejudice to any rights, claims or obligations of either Party which may have accrued prior to, or become due at the date of such termination.

Article 14 – Force Majeure

14.1	Neither Party to this Agreement will be liable to the other Party because of any delay or failure to perform its obligations hereunder, if and to the extent that such failure is due to a situation caused by an event beyond such Party’s control and which, by the exercise of reasonable diligence and care, such Party could not reasonably have been expected to avoid, including, but not limited to, strikes, riots, wars, fire, acts in compliance with any applicable mandatory law, regulation or governmental order, any state thereof or any other domestic or foreign governmental body or instrument thereof having jurisdiction in the matter; provided however, (i) that such Party shall notify the other Party as promptly as reasonably possible should it become aware of such a situation, and (ii) that the other Party shall be entitled to terminate this Agreement if such force majeure event persists for more than [***], without any liability or monetary obligations on account of such termination.

Execution Version

Article 15 – General Terms

15.1	If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, the other provisions of this Agreement shall remain in full force and effect. Such invalid, illegal or unenforceable provision shall be substituted by such a valid clause which achieves, as nearly as possible, the original intention of both Parties.

15.2	Rights and obligations under this Agreement are intuito personae, therefore this Agreement may not be transferred or assigned, in whole or in part, by the Company without prior written permission of Interquim. Notwithstanding, either Party may assign or transfer this Agreement, in whole or in part, to any of its Affiliates notifying such fact to the other Party by written.

Any permitted assignee shall assume all obligations and shall be entitled to all rights of the assigner under this Agreement. It is understood and agreed between the Parties that the Party who assigns this Agreement or any right or obligation hereunder shall (as long as it remains a surviving entity) be responsible on a joint and several basis of the fulfillment by the assignee of the provisions of this Agreement.

15.3	The relationship of the Parties under this Agreement is that of supplier and customer and each of them is an independent contractor. Accordingly, neither the making of this Agreement nor the performance of any of the provisions herein shall be construed to make either Party an agent, trustee, employee or legal representative of the other whether expressed or implied, nor shall this Agreement be construed as a joint venture, pooling, franchise, partnership or agency. Neither Party has any authority whatsoever to act as an agent or representative of the other in any manner, nor has either Party any authority or power to act, contract for, or create or assume any obligation or liability in the other’s name or on behalf of the other or otherwise bind the other in any way for any purpose, nor shall either Party hereto represent to any third parties that it possesses any such authority to bind the other Party.

15.4	This Agreement, including its Annexes contain the entire agreement between the Parties regarding the subject matter hereof and supersede any and all prior understandings whether oral or in writing. Without limiting the foregoing, the Parties acknowledge and agree that this Agreement supersedes and replaces in its entirety that certain License and Supply Agreement by and between the Company (as successor in interest to Biofrontera Inc., as successor in interest to Biofrontera Newderm LLC, as successor in interest to Cutanea Life Sciences, Inc., as successor in interest to Medimetriks Pharmaceuticals, Inc.) and Ferrer dated March 10, 2014, as amended by that certain Amendment No. 1 dated March 5, 2018, which agreement is hereby terminated in its entirety and shall be of no further force or effect. Modifications to this Agreement will only be binding if made in writing and signed by duly authorized representatives of each Party.

Execution Version

15.5	None of the terms of this Agreement (including its Annexes) shall be deemed to be waived except by a written document drawn expressly for such purpose and executed by the Party against whom enforcement of such waiver is sought. Failure or delay of either Party hereto to enforce any of its rights under this Agreement shall not be deemed a continuing waiver by such Party of any of its rights under this Agreement.

15.6	This Agreement and any dispute thereof shall be interpreted and governed by the laws of New York, USA, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction. Any dispute that could arise from and/or in connection with this Agreement shall be referred to the exclusive jurisdiction and venue of the state and federal courts located in New York, New York, to the exclusion of any other Courts. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

15.7	All notices, notifications or other communication arising from, required or permitted in connection with this Agreement or the subject matter hereof of either of the Parties hereto will be made in writing and in English and will be deemed to be sufficiently served for all purposes hereof if sent by registered post, with acknowledgement of receipt, by facsimile, by registered air mail or by air courier addressed to the Party to be notified at the following addresses or to such other address that may be notified by either of the Parties in the future and given as herein required:

If to the Company:

Pelthos Therapeutics

4020 Stirrup Creek Dr, Suite 110

Durham, North Carolina 27703

Attn: [***]

If to Interquim:

Interquim S.A.

C/ Joan Buscallà 10,

E-08173 Sant Cugat del Vallès, Barcelona

Spain

Attn: [***]

Execution Version

15.8	Compliance with Ferrer and Interquim Ethical Code for Third Parties. Interquim as an Affiliate of Ferrer, is committed to make a positive impact on society and the environment and expects any third party that Interquim collaborates with to commit to the principles of integrity, sustainable development and to aim for the highest standards of our industry with respect to environment, quality, health and safety, as well as human rights and equality. In this sense, Company undertakes to read and comply, at any time, with the values and principles included in the “Ethical Code for Third Parties”, attached as Annex 3 and also available in the following link Ethics and compliance | Ferrer, and to be able to represent and warrant that the information provided to Interquim regarding compliance with the commitments thereby included is accurate and complete. Company also accepts Interquim’s right to monitor its activity and/or to audit documents, records and/or any facilities, directly or through an independent expert, to evidence compliance with the provisions included in such Code. The breach of the provisions of the “Ethical Code for Third Parties”, delay, opposition or negative for the performance of any of the above, will be considered a serious breach of its obligations and it may result in appropriate action, including termination of this Agreement.

15.9	Anticorruption Compliance. Each Party will prohibit conduct and will refrain from participating in activities that may be directly or indirectly related to practices of corruption, bribery, extortion, embezzlement, influence peddling, and/or fraud in any of its forms, within the framework of commercial relations such as with Public Administrations or governments. In this sense, each Party undertakes to read and comply, at all times, with the principles, behaviours and commitments included in any applicable legislation or anti-corruption Laws or regulations or any training provided by the other Party and guarantees that the information provided regarding its compliance is true and complete. Each Party will also be required to have mechanisms to identify and manage conflicts of interest in the most appropriate manner.

Anticorruption Training. Each Party may offer and provide training to the other Party’s managers and/or employees to ensure understanding and compliance with the principles and commitments included in relevant anti-corruption training in the Territory, such Party’s own equivalent regulations. and in any legislation that is applicable to the other Party regarding anti-corruption.

Execution Version

Each Party reserves the right to request from the other Party the relevant documentation in order to verify the completion of the training indicated above.

Ethics and Compliance Reporting System. In case of knowledge or suspicion of any breach of the “Third Party Code of Ethics”, or any improper conduct provided for in relevant and that may affect Interquim or its own or licensed products, the Company undertakes to inform and collaborate with Interquim in the investigation and resolution of any possible breach. For this purpose, the Company will use the channel provided by Interquim, which is available on its website: https://www.Ferrer.com/en/form/etica-y-cumplimiento. Interquim guarantees the confidentiality of the subjects involved in the investigation and the contents of the process.

15.10	Trade Sanctions and Export Control Laws. The Parties shall identify and comply with applicable trade sanction and export control laws, including regulations or trading sanctions or restrictions imposed, administered or enforced from time to time upon any country, individual or legal entity affecting the sale, exportation, importation, delivery or distribution of the Product commercialized within the scope of this Agreement, including any economic, financial or other trading sanctions or restrictions imposed, administered or enforced from time to time by one or more components of the U.S., the EU Government or the UN Security Council.

In this sense, the Company acknowledge and agrees:

a)	That strictly complies will all applicable national regulations for the control of import, export or transfer prior to any shipment of Products in the Territory, including but not limited the U.S and EU laws.

b)	That, directly or indirectly through subcontractors, nor their Affiliates, shareholders or directors have not conducted currently or within the past ten (10) years business with countries that are subject to trade embargoes and/or economic sanctions and/or have received or discovered any evidence suggesting a possible violation of regulations on control of import and export on of Product.

c)	That do not to provide any of the Products to any person (i) located or resident in any countries subject to U.S. comprehensive Sanctions, including Cuba, Iran, Syria, North Korea, and the Crimea Region of Ukraine or (ii) who has been or is designated on a trade controls-related list of restricted or blocked persons, including designation on the list of Specially Designated Nationals (“SDN”) and blocked persons from time to time.

Execution Version

d)	That are not currently owned fifty percent (50%) or more, by one or more SDN.

e)	That will collaborate with Interquim in conducting a due diligence prior any shipment of Products and will communicate truthful and complete information in a timely manner to Interquim.

f)	That guarantees that all necessary import and/or export licenses are obtained as may be required throughout the duration of this Agreement.

In the event the Company comes to believe that has violated or may have violated any trade controls or export regulation governing the sale or other distribution of the Product, it shall be notified to Interquim promptly of its belief.

The Company shall indemnify, defend and hold harmless Interquim and Interquim’s directors, officers, employees, successors and assigns from and against any and all claims relating to a violation or possible violation by the Company or any of Company sub-distributors, consultants, agents and other representatives of any applicable trade controls or applicable export regulation.

The Company acknowledges and agrees that any material trade controls, or export regulation violation shall constitute a material breach of this Agreement.

15.11	Data Protection. The Legal Representatives of either Party acknowledge being informed that all personal data reflected in this Agreement, as well as those generated during the term of the Agreement, shall be processed by either Party as independent controllers in order to manage the contractual relationship and comply with the rights and obligations set out in this Agreement, having the legitimate interest as the legal basis that enables the processing of personal data.

The data shall be retained during the term of the contractual relationship established herein and shall be processed solely by the Parties and by those third parties to whom they are legally or contractually obliged to communicate them. The data shall be subsequently blocked for the time necessary to face possible legal and/or administrative proceedings that could derive from their actions.

Execution Version

The legal representative of ether Party may, pursuant to the terms set forth by current law, exercise their rights of access, rectification, erasure, opposition, restriction of processing, portability of data to the registered addresses detailed above or by sending an email to [***] or the email furnished by the Company, as appropriate. The Legal Representatives of each Party are entitled to file claims with the Competent Authority in data protection matters if they consider that their personal data was not processed in accordance with the applicable regulation.

Finally, please be informed that you may also contact Ferrer’s data protection officer by emailing [***].

15.12	Insurance. Each Party shall assume all risks associated with its, any of its Associates’ and/or, the case of the Company, any other Company Representative’s acts and omissions under or otherwise in connection with this Agreement, including in relation to any breach of its covenants, representations and warranties and/or its negligence or willful misconduct. Each Party will maintain liability insurance covering and professional its respective risks, with reputable and financially secure insurance carriers or a program of self-insurance as are appropriate and in accordance with applicable legal requirements, sound business practice and its respective direct and contingent obligations under this Agreement, in each case with limits of not less than [***] per occurrence and in the aggregate. If requested, a Party shall deliver to the other Party appropriate evidence that such liabilities are adequately covered.

15.13	Signature. This Agreement may be signed by either Party by electronic means through a Qualified Trust Services Provider, which authenticity can be demonstrated and in accordance with applicable legal requirements. Such electronic signature will have the same effect and validity as the manual signature. And in proof of their agreement, the Parties sign this Agreement, executed by their respective duly authorized legal representatives on the date above written.

** Signature Page Follows **

Execution Version

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

PELTHOS THERAPEUTICS INC.

By:	/s/ Scott M. Plesha
PRINT NAME: Scott Plesha
TITLE: Chief Executive Officer

Ferrer Internacional S.A.

By:	/s/ Mario Rovirosa /s/ David Ferrer
PRINT NAME: Mario Rovirosa / David Ferrer
TITLE: Legal Representatives

Interquim, S.A.U.

By:	/s/ Mario Rovirosa /s/ David Ferrer
PRINT NAME: Mario Rovirosa / David Ferrer
TITLE: Legal Representatives

Execution Version

ANNEX 1

1.	Substance

[***]

2.	Supply Price

[***]

3.	Minimum Order Quantities

[***]

4.	Trademarks

[***]

5.	Patents

[***]

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ANNEX 2

Specifications

[***]

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ANNEX 3

Ferrer Ethical Code for Third Parties

[***]

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